EXHIBIT 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
by and among
TRI-NVS HOLDINGS, LLC,
TRI-NORTHERN ACQUISITION HOLDINGS, INC.
And
ANIXTER INC.

Dated as of August 8, 2014

i

4.13	Insurance	21
4.14	Compliance with Laws; Permits	21
4.15	Environmental Compliance and Conditions	22
4.16	Affiliated Transactions	22
4.17	Employment and Labor Matters	23
4.18	Brokerage	23
4.19	Accounts Receivable	24
4.20	Inventories	24
4.21	Books and Records	24
4.22	OFAC	24
4.23	Customers and Suppliers	24
4.24	Bank Accounts	25
4.25	Indebtedness	25
4.26	No Other Representations and Warranties	25

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF BUYER

5.01	Organization and Power	25
5.02	Authorization; Valid and Binding Agreement	25
5.03	No Breach	26
5.04	Consents, etc.	26
5.05	Litigation	26
5.06	Brokerage	26
5.07	Investment Representation	26
5.08	Financing	27
5.09	Solvency	27
5.10	Investigation	27

	ARTICLE VI

	COVENANTS OF SELLER AND THE COMPANY

6.01	Conduct of the Business	27
6.02	Access to Books and Records	28
6.03	Regulatory Filings	28
6.04	Conditions	28
6.05	Exclusive Dealing	28
6.06	Affiliate Transactions	29
6.07	Contact with Customers, Suppliers and Other Business Relations	29

	ARTICLE VII

	COVENANTS OF BUYER

7.01	Access to Books and Records	29

7.02	Director and Officer Liability and Indemnification	30
7.03	Regulatory Filings	30
7.04	Conditions	31
7.05	Contact with Customers, Suppliers and Other Business Relations	31

	ARTICLE VIII

	TERMINATION

8.01	Termination	31
8.02	Effect of Termination	32

	ARTICLE IX

	ADDITIONAL COVENANTS AND AGREEMENTS

9.01	Survival	32
9.02	Indemnification for the Benefit of the Buyer Indemnitees	33
9.03	Indemnification for the Benefit of the Seller Indemnitees	35
9.04	Termination of Indemnification	35
9.05	Procedures Relating to Indemnification	36
9.06	Additional Indemnification Provisions	37
9.07	Determination of Loss Amount	37
9.08	Exclusive Remedy	38
9.09	Financing.	38
9.10	Tax Matters	39
9.11	Further Assurances	41
9.12	Additional Restricted Personnel	41
9.13	Limitation on Distributions	42
9.14	Termination of Employment Arrangements	42

	ARTICLE X

	DEFINITIONS

10.01	Definitions	42
10.02	Other Definitional Provisions	50

	ARTICLE XI

	MISCELLANEOUS

11.01	Press Releases and Communications; Use of Company Name	51
11.02	Expenses	51
11.03	Knowledge Defined	51
11.04	Notices	51
11.05	Assignment	53
11.06	Severability	53

11.07	No Strict Construction	54
11.08	Amendment and Waiver	54
11.09	Complete Agreement	54
11.10	Counterparts	55
11.11	Governing Law	55
11.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	55
11.13	WAIVER OF JURY TRIAL	55
11.14	No Third Party Beneficiaries	56
11.15	Representation of Seller and its Affiliates	56
11.16	No Additional Representations; Disclaimer; Non-Recourse	57
11.17	Conflict Between Transaction Documents	58
11.18	Specific Performance	58
11.19	Electronic Delivery	59
11.20	Buyer Deliveries	59

Exhibits
Exhibit A	-	Form of Escrow and Paying Agent Agreement
Exhibit B	-	Form of Confidentiality, Non-Compete and Non-Solicit Agreement
Exhibit C	-	Form of Limited Guaranty
Exhibit D-1	-	Form of Employment Agreement - Comunale
Exhibit D-2	-	Form of Employment Agreement - Rothstein
Exhibit D-3	-	Form of Employment Agreement - Aberle
Company Disclosure Schedules

Schedule 1.02(b)	-	Sample Net Working Capital Calculation
Schedule 2.01(a)	-	Governmental Consents
Schedule 2.02(f)(iii)	-	Payoff of Indebtedness
Schedule 2.02(g)	-	Non-Governmental Consents
Schedule 2.02(i)	-	Employment Agreement Persons
Schedule 4.02	-	Subsidiaries
Schedule 4.03(b)	-	No Breach
Schedule 4.04	-	Capitalization
Schedule 4.05(a)	-	Financial Statements
Schedule 4.06(a)	-	Absence of Certain Developments
Schedule 4.06(b)	-	Absence of Certain Developments
Schedule 4.07(a)	-	Personal Property
Schedule 4.07(b)	-	Leased Real Property
Schedule 4.08(c)	-	Tax Disputes
Schedule 4.08(d)	-	Tax Audits
Schedule 4.08(m)	-	Tax Returns
Schedule 4.09(a)	-	Material Contracts
Schedule 4.10	-	Intellectual Property

Schedule 4.11	-	Litigation
Schedule 4.12(a)	-	Employee Benefits Plans
Schedule 4.12(d)	-	Required Contributions
Schedule 4.12(f)	-	Medical and Life Insurance Benefits
Schedule 4.13	-	Insurance
Schedule 4.14	-	Compliance with Laws
Schedule 4.15	-	Environmental Compliance and Conditions
Schedule 4.16(a)	-	Seller Affiliate Transactions
Schedule 4.16(b)	-	Company Affiliate Transactions
Schedule 4.16(c)	-	Other Related Party Transactions
Schedule 4.16(d)	-	Terminating Affiliate Transaction Liabilities
Schedule 4.16(e)	-	Transactions with Sellers of Acquired Businesses
Schedule 4.17	-	Employment and Labor Matters
Schedule 4.18	-	Brokerage
Schedule 4.20	-	Inventories
Schedule 4.23	-	Customers and Suppliers
Schedule 4.24	-	Bank Accounts
Schedule 4.25	-	Indebtedness
Schedule 6.06	-	Terminating Affiliate Transactions
Schedule 9.14	-	Employment Agreement Terminations
Schedule 10.01(a)	-	Accounting Principles
Schedule 11.16	-	No Additional Representations; Disclaimer; Non-Recourse

v

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 8, 2014, by and among Tri-NVS Holdings, LLC, a Delaware limited liability company (“Seller”), Tri-Northern Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and Anixter Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.
WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 1,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of such Shares; and
WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
1.01    Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the outstanding Shares, free and clear of all Liens, other than Liens created by Buyer or at the direction of Buyer, in exchange for the payment of the Estimated Purchase Price in cash to Seller. Payment for such Shares will be made by wire transfer on the Closing Date of immediately available funds to the Escrow and Paying Agent and the Escrow and Paying Agent will pay such cash to Seller by wire transfer of immediately available to an account or accounts designated by Seller. In addition, at the Closing, Buyer will make the following payments:
(a)    first, to each holder of Indebtedness of the Company and its Subsidiaries of the type described in clauses (i) through (iii) of the definition thereof (which are identified on Schedule 2.02(f)(iii)), the amount specified in the payoff letters delivered by the Company to Buyer;
(b)    second, to the payees of the Seller Transaction Expenses, the amount of the Seller Transaction Expenses in accordance with the final bills, schedule and wire transfer instructions delivered by the Company to Buyer; and

(c)    third, to the Escrow and Paying Agent, the Escrow Amount to be held in escrow in accordance with the terms of the Escrow and Paying Agent Agreement.
1.02    Calculation of Closing and Final Consideration.
(a)For purposes of this Agreement, the “Purchase Price” means an amount equal to:
(i)$420,000,000 (“Base Purchase Price”),
(ii)plus the Transaction Tax Benefit Amount;
(iii)plus the total amount of Cash as of immediately prior to the Closing,
(iv)minus the outstanding amount of Indebtedness of the Company and its Subsidiaries of the type described in clauses (i) through (iii) of the definition thereof as of immediately prior to the Closing,
(v)minus the unpaid Seller Transaction Expenses,
(vi)plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target,
(vii)minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target,
(viii)minus the Escrow Amount, and
(ix)minus Escheat Amount.
(b)At least four (4) days prior to the Closing Date, the Company will deliver to Buyer a statement (the “Preliminary Closing Statement”) setting forth (i) its good faith estimates of Cash, Indebtedness, Seller Transaction Expenses and Net Working Capital, based on the Company’s books and records and other information available, and (ii) on the basis of the foregoing, its good faith estimate of the Purchase Price (the “Estimated Purchase Price”). Estimates of Cash, Indebtedness, Seller Transaction Expenses and Net Working Capital shall be calculated in accordance with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles. Upon receipt of the Preliminary Closing Statement, Buyer shall have the opportunity to review the Preliminary Closing Statement and to the extent Buyer has any good faith objections thereon, the parties will negotiate such objections in good faith. If by two (2) days prior to the Closing Date, the parties have not agreed on the Preliminary Closing Statement and the estimate of Net Working Capital proposed by the Company exceeds the Net Working Capital Target by $2,000,000 (the “NWC Threshold”), then the Net Working Capital used in the Estimated Purchase Price shall be equal to the Net Working Capital Target plus the NWC Threshold. Schedule 1.02(b) sets forth a sample calculation of the Net Working Capital.

(c)As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will deliver to Seller (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (which will have been prepared with the assistance of Buyer’s or the Company’s accountants) and (ii) Buyer’s calculation of the Purchase Price (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.
(d)Each of Buyer and Seller will, and Buyer will cause the Company and its Subsidiaries after the Closing to, (i) reasonably assist the other party and the other party’s representatives in the review of the Preliminary Closing Statement or the Closing Statement and the related determinations of the Estimated Purchase Price or the Purchase Price and any disputes related thereto and provide the other party and the other party’s representatives with reasonable access during normal business hours to its books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees for purposes of the other party’s review of the Preliminary Closing Statement or the Closing Statement and the related determinations of the Estimated Purchase Price or the Purchase Price and any disputes related thereto, and (ii) reasonably cooperate with the other party and the other party’s representatives in connection with such review or determination, including providing all other information reasonably necessary or useful in connection with the review of the Preliminary Closing Statement or the Closing Statement and the related determinations of the Estimated Purchase Price or the Purchase Price and any disputes related thereto as is requested by the other party or the other party’s representatives. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”), and Buyer and Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If an Objections Statement is not delivered to Buyer within 45 days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to Duff & Phelps (the “Arbiter”). In the event the parties submit any unresolved Disputed Items to the Arbiter, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Arbiter within 10 days after the date on which such unresolved Disputed Items were submitted to the Arbiter for resolution. Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Arbiter receives the Closing Statements prepared by Seller and Buyer, or as soon thereafter as practicable. The Arbiter will make a written determination of each Disputed Item within 30 days after being appointed or as soon thereafter as practicable. In resolving any Disputed Item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Seller and Buyer will use their respective commercially reasonable efforts to cause the Arbiter to notify them in writing of its resolution of such dispute as soon as practicable. The determination of the Arbiter with respect to each Disputed Item will be final, binding and non-appealable by the parties hereto and shall be a final arbitral award that may be entered and enforced in any court having jurisdiction. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Arbiter. The fees, costs and expenses of the Arbiter will be paid by the party whose positions generally did not prevail in the Arbiter’s resolution of the dispute, or if the Arbiter determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by Seller and 50% by Buyer.
(e)If the Purchase Price as finally determined pursuant to Section 1.02(d) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, Buyer will pay an amount equal to such excess to the Escrow and Paying Agent, by wire transfer of immediately available funds, and the Escrow and Paying Agent will pay to Seller such excess by wire transfer of immediately available funds.
(f)If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) business days after the determination of Final Purchase Price, Seller will pay an amount equal to such shortfall to Buyer, by wire transfer of immediately available funds.
(g)All payments required pursuant to Section 1.02(e) and Section 1.02(f) will be deemed to be adjustments to the Purchase Price for Tax purposes.
1.03    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle St., Chicago, Illinois, on the second business day following satisfaction of the conditions to the Closing set forth in Article II or such other date as Buyer and Seller may mutually agree. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur at the close of business on the Closing Date.
1.04    Withholding. Buyer, the Company and its Subsidiaries, and the Escrow and Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow and Paying Agent Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local or foreign Tax law; provided that Buyer shall provide prior written notification at least three (3) days prior to making any payment to the Seller of any amounts Buyer intends to withhold pursuant to this Section 1.04 and shall use commercially reasonable efforts to cooperate with Seller to eliminate any such deductions or withholding. To the extent that amounts are so withheld and timely paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE II
CONDITIONS TO CLOSING
2.01    Conditions to All Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)The applicable waiting periods, if any, under the HSR Act will have expired or been terminated; the applicable waiting period under section 123 of the Competition Act (Canada) will have expired or been terminated; and the filings, consents, authorizations and approvals set forth Schedule 2.01(a) shall have been made or obtained;
(b)(i) No injunction, order, judgment, decision, determination, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and (ii) except for any pending action or proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement, no action or proceeding before any Governmental Body will be pending that seeks to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(c)This Agreement will not have been terminated in accordance with Section 8.01.
2.02    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
(a)(i) Other than the Fundamental Representations, each of the representations and warranties of Seller and the Company contained in Article III and Article IV, respectively (A) that is qualified as to or by Material Adverse Effect, will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and (B) that is not qualified as to or by Material Adverse Effect will be true and correct as of the Closing date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for any failure of such representation and warranty referred to in this clause (B) to be true and correct that has not had a Material Adverse Effect and (ii) each of the Fundamental Representations will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby.
(b)The Company and Seller will have performed or complied with, as applicable, in all material respects all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)Seller will have delivered to Buyer the stock certificates representing the Shares, in each case accompanied by duly executed stock powers;
(d)Seller will have delivered to Buyer each of the following:
(i)a confidentiality, non-compete non-solicit agreement (the “Confidentiality, Non-Compete and Non-Solicit Agreement”) in the form of Exhibit B attached hereto, duly executed by Audax Fund III; and
(ii)a limited guaranty (the “Limited Guaranty”) in the form of Exhibit C attached hereto, duly executed by Audax Fund III.
(e)There shall not have occurred any event, occurrence or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect since the date of this Agreement;
(f)The Company will have delivered to Buyer each of the following:
(i)a certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.02(a), Section 2.02(b), and Section 2.02(e) as they relate to the Company have been satisfied;
(ii)a copy of the Escrow and Paying Agent Agreement, duly executed by Seller and the Escrow and Paying Agent;
(iii)payoff letters, release letters and UCC termination statements, in form and substance reasonably satisfactory to Buyer, with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(f)(iii);
(iv)an affidavit, executed by the Company under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c). Buyer’s only remedy for the Company’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code in accordance with Section 1.04, and the Company’s failure to provide such certificate will not be deemed to be a failure of the condition set forth in this Section 2.02(f) to have been met;
(v)resignations or removals effective as of the Closing from those directors of the Company and its Subsidiaries as Buyer may have requested in writing at least five (5) days prior to the Closing Date;

(vi)certified copies of the resolutions duly adopted by Seller’s board of managers (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
(vii)(A) a certified copy of the certificate of incorporation or equivalent organizational document of the Company and each of its Subsidiaries and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which the Company and each of its Subsidiaries is incorporated or formed, in each case, dated within 30 days of the Closing Date.
(g)All approvals of non-governmental third parties set forth on Schedule 2.02(g) shall have been obtained, and the Company shall have delivered evidence to Buyer of such approvals;
(h)All Affiliate Transactions shall have been terminated, other than as contemplated by Section 6.06, and Seller shall have delivered evidence to Buyer of such terminations; and
(i)Employment agreements between the Company and the individuals listed on Schedule 2.02(i) in the forms attached hereto as Exhibit D-1, Exhibit D-2 and Exhibit D-3 shall have been duly executed by such individuals and, if signed by Buyer, remain in full force and effect as of the Closing.
2.03    Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)(i) Other than the Buyer Fundamental Representations, the representations and warranties of Buyer set forth in Article V hereof will be true and correct at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby and (ii) each of the Buyer Fundamental Representations will be true and correct in all material respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby;
(b)Buyer will have performed or complied with, as applicable, in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)Buyer will have made the payment to the Escrow and Paying Agent set forth in Section 1.01 to be made by Buyer on the Closing Date;
(d)Buyer will have delivered to the Company each of the following:
(i)a certificate of Buyer executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.03(a) and Section 2.03(b) have been satisfied;
(ii)a copy of the Escrow and Paying Agent Agreement, duly executed by Buyer;
(iii)certified copies of the resolutions duly adopted by Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
(iv)(A) a certified copy of the certificate of incorporation or equivalent organizational document of Buyer and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Buyer is incorporated or formed, in each case, dated within 30 days of the Closing Date.
(e)Buyer will have deposited, by wire transfer of immediately available funds, the Escrow Amount with the Escrow and Paying Agent in accordance with the terms of the Escrow and Paying Agent Agreement;
(f)Buyer will have repaid, or caused to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, as applicable, all amounts set forth in the payoff and release letters applicable to the Indebtedness identified on Schedule 2.02(f)(iii), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and
(g)Buyer will have repaid, or caused to be repaid, on behalf of Seller, the Company and each of its Subsidiaries, as applicable, the amounts set forth on the final bills delivered from each payee of any portion of the Seller Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each such Person to whom such Seller Transaction Expenses are to be paid.
2.04    Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:

3.01    Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which Seller is a party and perform its obligations hereunder and thereunder.
3.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or such Ancillary Agreements. Assuming that this Agreement and the Ancillary Agreements to which Seller is a party are valid and binding obligations of the counter-parties hereto or thereto, such agreements constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.03    No Breach. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby or thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Seller, give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body or other third party, under the provisions of (a) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound, (b) any law, statute, rule or regulation or order, judgment or decree to which Seller is subject, or by which any property or assets of Seller is bound or affected or (c) the organizational documents of Seller other than any such breaches, defaults, violations or Liens that, individually or in the aggregate, would not have a material impact on the ability of Seller to perform any of its obligations under this Agreement, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or Other Antitrust Regulations.
3.04    Ownership. Seller owns 100% of the Shares, free and clear of all Liens. Upon payment in full of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens (other than Liens created by Buyer or at the direction of Buyer), and with no restrictions on the voting rights or other incidents of record and beneficial ownership of the Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Company represents and warrants to Buyer as follows:
4.01    Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a material impact on the Company’s business. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
4.02    Subsidiaries. Except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other legal entity power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company or its Subsidiaries to perform their respective obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Schedule 4.02, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. All of the capital stock and other equity interests of each of the Subsidiaries of the Company is owned directly or indirectly, free and clear of all Liens, except as set forth on Schedule 4.02, by the Company, and all such capital stock and other equity interests are validly issued, fully paid and non-assessable.
4.03    Authorization; Valid and Binding Agreement; No Breach.
(a)The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Company is a party. Assuming that this Agreement and such Ancillary Agreements are valid and binding obligations of the counter-parties hereto or thereto, such agreements constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)Except as set forth on Schedule 4.03(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby or thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body or other third party, under (i) the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or applicable operating agreement (or equivalent governing documents) (ii) any contract to which the Company or any of its Subsidiaries is bound, or (iii) any law, statute, rule or regulation or order, judgment or decree to which the Company, any of its Subsidiaries or any of the property or assets of the Company or any of its Subsidiaries is subject, other than in the case of clauses (ii) or (iii) above, any such breaches, defaults, violations or rights that would not be material to the businesses of the Company and its Subsidiaries as presently conducted, and other than any such authorizations, consents, approvals, exemptions or other actions (A) required under the HSR Act or Other Antitrust Regulations, (B) that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby or (C) the failure of which to obtain would not be material to the businesses of the Company and its Subsidiaries as presently conducted.
4.04    Capitalization. The Shares constitute all the capital stock of the Company. The Shares have been duly authorized, validly issued, are fully paid and non-assessable and are free of any preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Company’s certificate of incorporation or bylaws or any contract to which the Company is a party or by which the Company is bound. Except as set forth on Schedule 4.04, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Shares, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company or any of its Subsidiaries.
4.05    Financial Statements; No Undisclosed Liabilities.
(a)Schedule 4.05(a) consists of: (i) the Company’s unaudited consolidated balance sheet as of May 31, 2014 (the “Latest Balance Sheet”) and the related statement of income for the five (5) month period then ended and (ii) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2013 and December 31, 2012 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). The Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the information contained in the Company’s and its Subsidiaries’ book and records and (ii) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal, recurring, year-end adjustments).
(b)Neither the Company nor any of its Subsidiaries has any obligations or liabilities other than (i) those accrued or expressly reserved for in line items on the Latest Balance Sheet, (ii) those incurred in the ordinary course of the Company’s or any of its Subsidiaries’ businesses since the date of the Latest Balance Sheet, consistent with past practice, which, in the case of liabilities, are of the type of that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, (iii) arising under any contract entered into in the ordinary course of business and (iv) liabilities or obligations that as individual items or as a series of items do not exceed $1,000,000. Except for obligations and liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Latest Balance Sheet have been established in accordance with GAAP consistently applied and are adequate, appropriate and reasonable and have been calculated in a consistent manner.
(c)To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, nor any current or former members of management or the Company’s auditors have identified or been made aware of any fraud that involves the Company’s management or others who have a role in the preparation of the Company’s financial statements.
4.06    Absence of Certain Developments.
(a)Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.06(a), since the date of the Latest Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in accordance with past practice and have used commercially reasonable efforts to (i) maintain and preserve intact their respective lines of business and goodwill associated therewith and (ii) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Bodies, employees and material customers, suppliers, distributors, contractors, creditors, licensors and licensees.
(b)Without limiting the generality of Section 4.06(a), and except as set forth on Schedule 4.06(b) or as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(i)amended or modified its certificate of incorporation or by-laws (or equivalent governing documents);
(ii)subjected any portion of its properties or assets to any Lien, except for Permitted Liens;
(iii)adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(iv)made any change in its accounting methods, principles or practices other than in a manner consistent with GAAP;
(v)made any commitment with respect to, any single capital expenditure that was in excess of $50,000 or capital expenditures that were, in the aggregate, in excess of $200,000;
(vi)incurred, assumed or guaranteed any Indebtedness for borrowed money or issued any debt securities other than in the ordinary course of business in accordance with past practice pursuant to the Company’s revolving credit facility outstanding on the date of this Agreement;
(vii)entered into any swap or hedging transaction or other derivative agreements;
(viii)sold, leased, licensed or otherwise transferred, abandoned or permitted to lapse any of its properties, securities, interests, businesses or assets, except (A) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (B) transfers among the Company and its Subsidiaries;
(ix)sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;
(x)(A) made or granted any bonus or any compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $75,000 (except in the ordinary course of business in accordance with past practice), (B) made or granted any increase in any Plan, or amended or terminated any existing Plan or employment contract or adopted any new Plan or employment contract (except in the ordinary course of business in accordance with past practice), (C) paid any change of control, severance, retention or termination compensation benefits of any current or former directors or management employees of the Company or any of its Subsidiaries, (D) taken any action to accelerate the vesting or payment of compensation or benefit under any Plan, (E) hired any officer or other management employee, except to the extent necessary to replace any officer or management employee that departed the Company or any of its Subsidiaries following the date of the Latest Balance Sheet or (F) terminated the employment of any director, officer or other management employee of the Company or any of its Subsidiaries;

(xi)consummated (A) any merger, consolidation or other business combination, or (B) the purchase of all or a substantial portion of the assets or any stock of any business or Person;
(xii)suffered damage to, or destruction or loss of, any of its material assets or properties, whether or not covered by insurance;
(xiii)modified, amended or terminated any Material Contract with a customer or supplier (other than in the ordinary course of business);
(xiv)(A) made or changed any material election in respect of Taxes; (B) adopted or changed any accounting method in respect of Taxes; (C) filed or amended any material Tax Return; (D) entered into any closing agreement with respect to Taxes; (E) settled any claim or assessment in respect of Taxes; or (F) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.
(xv)settled, or offered or proposed to settle, any legal proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice);
(xvi)(A) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business in accordance with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Latest Balance Sheet; (B) deferred payment of any accounts payable other than in the ordinary course of business in accordance with past practice; or (C) gave any discount, accommodation or other concession in order to accelerate or induce the collection of any receivable other than in the ordinary course of business in accordance with past practice;
(xvii)made any loans or advances or capital contributions to, guarantees for the benefit of, or investments in any Persons (except to employees in the ordinary course of business in accordance with past practice or any Subsidiary); or
(xviii)agreed, resolved or committed to do any of the foregoing.
4.07    Title to Properties.
(a)Except as set forth on Schedule 4.07(a), each of the Company and its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.
(b)None of the Company and/or its Subsidiaries owns in fee any real property. Schedule 4.07(b) is a true, correct and complete list of each lease or other agreement (each, a “Lease”) pursuant to which the Company and/or any Subsidiary of the Company leases real property (the “Leased Real Property”). The Leased Real Property constitutes all of the real property leased, licensed, occupied and/or otherwise used by the Company and/or any Subsidiary of the Company. Except as set forth on Schedule 4.07(b), the Company and its Subsidiaries have not subleased, licensed or otherwise granted any occupancy rights with respect to all or any portion of the Leased Real Property, and no Person, other than the Company and its Subsidiaries, uses or occupies (or has a right to use or occupy) the Leased Real Property or any portion thereof. Each Lease is in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such Lease. Each Lease is enforceable against the parties thereto, subject to proper authorization and execution of such Lease by each party (other than the Company and any Subsidiary of the Company) and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Buyer a true, correct and complete copy of each Lease and no Lease has been modified except pursuant to an agreement disclosed to Buyer by the copies delivered or made available to Buyer. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Lease, is in default in any material respect under such Lease.
4.08    Tax Matters. Except as set forth on Schedule 4.08,
(a)The Company and its Subsidiaries have timely filed all U.S. federal and all other material Tax Returns that are required to be filed by them and all such Tax Returns are true, accurate and complete in all material respects. Each of the Company and its Subsidiaries has paid or accrued all material Taxes payable by it (whether or not shown on any such Tax Return).
(b)All material Taxes which the Company or any of its Subsidiaries is obligated to withhold, collect or deduct from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been so withheld, collected or deducted and, to the extent required by applicable law, timely paid to the appropriate Taxing Authority.
(c)There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Taxing Authority of which the Company or any of its Subsidiaries has received written notice. Neither the Company nor any of its Subsidiaries (i) has waived (or is subject to a waiver of) or been requested to waive any statute of limitations in respect of material Taxes which waiver is currently in effect, or (ii) is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to which any material Tax assessment or deficiency that has not yet been either paid or resolved. No power of attorney which is currently in force has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes.
(d)There is no pending, or threatened in writing, action, audit, proceeding, claim or investigation against the Company or any of its Subsidiaries with respect to the assessment or collection of material Taxes. There is no pending claim for refund made by or with respect to the Company or any of its Subsidiaries with respect to Taxes previously paid.
(e)Except for (1) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and (2) any agreement (i) between the Company and any of its Subsidiaries or (ii) among the Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement, indemnity, contract or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with any Person (other than the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries)

under Treasury Regulations section 1.1502-6 (or any similar provision of other applicable law) as a transferee or successor.
(f)There are no material Liens for Taxes (other than Permitted Liens) upon the assets or properties of the Company or its Subsidiaries except Liens relating to current Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP.
(g)In the last three (3) years, no written claim has been made by a Taxing Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(h)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change made prior to the Closing Date in any accounting method for any Pre-Closing Tax Period, (ii) “closing agreement,” as that term is defined in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or before the Closing Date, or (v) election made pursuant to Code section 108(i) (or any corresponding or similar provision of state, local or non-U.S. Tax law) for any Pre-Closing Tax Period.
(i)Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).
(j)Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361 within the two (2) years preceding the date of this Agreement.
(k)Neither the Company nor any of its Subsidiaries is or has been a party to any transaction that is or is substantially similar to a “listed transaction” as defined in Code section 6707A and Treasury Regulation section 1.6011-4, or any other transaction requiring disclosure under any similar provision of other applicable law.
(l)The Company and its Subsidiaries are in material compliance with the relevant transfer pricing laws.
(m)Except as set forth on Schedule 4.08(m), the Company has provided to Buyer true, correct and complete copies of all income Tax Returns filed by the Company or any of its Subsidiaries since December 31, 2012.

4.09    Contracts and Commitments.
(a)Except as set forth on Schedule 4.09(a), as of the date hereof, neither the Company nor any of its Subsidiaries is party to any:
(i)collective bargaining agreement or contract with any labor union, other than as described in Section 4.17 hereof or Schedule 4.17;
(ii)bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.12 hereof or the Disclosure Schedules relating thereto;
(iii)stock purchase, stock option or similar plan;
(iv)contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum;
(v)agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the Company’s or any of its Subsidiaries’ assets;
(vi)guaranty of any obligation for borrowed money;
(vii)lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;
(viii)lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal;
(ix)contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000;
(x)contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000;
(xi)contract limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any material Intellectual Property, or any contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms to any Person, or any contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xii)(A) partnership, joint venture or similar contract; (B) contract that involves sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) contract that involves the payment of royalties to any other Person;
(xiii)contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;
(xiv)contract for the acquisition of a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or license, or any contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries) (any such contract, an “Acquisition Contract”);
(xv)confidentiality, secrecy or non-disclosure contract other than any such contract entered into with customers and distributors in the ordinary course of business pursuant to the Company’s standard form (a copy of which has been provided to Buyer), such contracts entered into with employees, consultants or independent contractors in the ordinary course of business in accordance with past practice or such contracts entered into in connection with the current sale of the Company;
(xvi)material settlement agreement entered into by the Company or any of its Subsidiaries during the past four (4) years; and
(xvii)any other contract or obligation not listed in clauses (i) through (xvi) that was entered into in calendar year 2013 or the calendar year 2014 prior to July 31, 2014 that individually has or had a value or payment obligation in excess of $500,000.
(b)All Material Contracts are in written form unless otherwise disclosed on Schedule 4.09(a). Except as designated on Schedule 4.09(a), Buyer has been given access to a true and correct copy of all contracts listed or required to be listed on Schedule 4.09(a) (all such contracts, whether listed or not, the “Material Contracts” and, each, a “Material Contract”) together with all material amendments, waivers or other changes thereto.
(c)(i) Neither the Company nor any of its Subsidiaries is in default under any Material Contract, (ii) neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under any Material Contract and (iii) to the Company’s knowledge, no counter-party to any of the Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the businesses of the Company or its Subsidiaries as presently conducted. Each Material Contract is (A) valid and binding on the Company or its respective Subsidiary and the counter-parties thereto and (B) in full force and effect and enforceable in accordance with its terms, in each case, subject to proper authorization and execution of such Material Contract by each party (other than the Company and any Subsidiary of the Company) and the application of any bankruptcy or creditor’s rights laws. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible material violation or breach of, default under, or intention to cancel or modify any Material Contract.
(d)All payment obligations due and owing of the Company or its Subsidiaries under any Acquisition Contracts have been fully satisfied.
4.10    Intellectual Property. All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing owned by the Company or any of its Subsidiaries or used in the conduct of the Company’s and its Subsidiaries’ respective businesses (collectively, “Intellectual Property”) are set forth on Schedule 4.10. Except as set forth on Schedule 4.10: (i) the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property, (ii) neither the Company nor any of its Subsidiaries is currently infringing on the intellectual property rights of any other Person, (iii) to the Company’s knowledge, no Person is currently infringing on the Intellectual Property, and (iv) each current and former employee, officer, contractor and consultant of the Company and its Subsidiaries that has delivered, developed, contributed to, modified, or improved Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has assigned to the Company or its applicable Subsidiary all of such Person’s rights in such development, contribution, modification or improvement.
4.11    Litigation. Except as set forth on Schedule 4.11, there are no material claims, actions, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or any of their respective current or former directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), at law or in equity, or before or by any Governmental Body. There is no judgment, award, decree, injunction or order against the Company or any of its Subsidiaries, any of their respective assets or properties or any of their respective current or former directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.
4.12    Employee Benefit Plans.
(a)Except as set forth on Schedule 4.12(a) or as may be otherwise required under the applicable law of any country or jurisdiction outside the United States, with respect to employees of the Company or any of its Subsidiaries, neither the Company, any such Subsidiary nor any entity (an “ERISA Affiliate”) that together with the Company or any such Subsidiary would be considered a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), maintains or contributes to any “pension plan” (as defined under Section 3(2) of ERISA) (collectively, the “Pension Plans”), “welfare plan” (as defined under Section 3(1) of ERISA) (collectively, the “Welfare Plans”) employment, bonus, incentive compensation, stock purchase, stock option, severance or termination pay plan, program, agreement or arrangement, or any other material employee compensation or benefit plan, program, agreement or arrangement (the Pension

Plans, Welfare Plans, and each other such plan, program, agreement or arrangement, collectively, the “Plans”).
(b)With respect to each Plan, the Company has delivered to Buyer complete copies of each of the following documents as applicable: (i) the Plan; (ii) the most recent annual report and actuarial report; (iii) the most recent Summary Plan Description; (iv) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement and most recent financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Pension Plan that is intended to be qualified under Section 401(a) of the Code.
(c)Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service to the effect that such Pension Plan is in compliance with all currently applicable requirements of Section 401(a) of the Code (and as applicable Section 401(k) of the Code) except to the extent the remedial amendment period under Section 401(b) of the Code in respect of any such requirement has not yet expired, and, to the Company’s knowledge, no event has occurred that could reasonably be expected to result in disqualification of any such Pension Plan. The Plans comply in form and in operation in all material respects with the requirements of applicable law, including the Code and ERISA. There are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any of the Plans or otherwise involving any Plan (other than routine claims for benefits).
(d)Except as set forth on Schedule 4.12(d), with respect to the Plans, all required contributions of the Company or any of its Subsidiaries or any ERISA Affiliate due on or before the Closing Date have been made or properly accrued on or before the Closing Date.
(e)Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate maintains or contributes to, or ever maintained or was required to contribute to (i) any plan, program or arrangement that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) any plan, program or arrangement that is or was a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
(f)Except as set forth on Schedule 4.12(f), none of the Plans provide for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary of the Company (other than as required under Code Section 4980B, or similar state law).
(g)The consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not (i) entitle any current or former employee or director of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director. Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any benefit subject to tax under Section 409A of the Code.

(h)With respect to each Plan established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any Subsidiary of the Company residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
4.13    Insurance. Schedule 4.13 lists each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policies. Neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal with respect to any such insurance policy, and no insurer under any such insurance policy has disputed or denied or, to the Company’s knowledge, threatened to dispute or deny any claim thereunder.
4.14    Compliance with Laws; Permits. Except as set forth on Schedule 4.14:
(a)The Company and its Subsidiaries are in compliance in all material respects with all laws and orders applicable to them or any of their properties or assets. No written notice, charge, claim or action has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging any violation in any material respect or default, in any material respect under any law or order applicable to the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ properties or assets.
(b)The Company and its Subsidiaries hold all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Body necessary for it to own, lease and operate its properties and to carry on its business as currently conducted (the “Company Permits”). All Company Permits are in full force and effect and, since January 1, 2011, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Body was amending, terminating, revoking or cancelling any Company Permit. To the Company’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Permit.

(c)Neither the Company nor any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977.
4.15    Environmental Compliance and Conditions. Except as set forth on Schedule 4.15:
(a)The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws.
(b)The Company and its Subsidiaries hold and are and have been in compliance in all material respects with all authorizations, licenses and permits required under applicable Environmental Laws to operate at the Leased Real Property and to carry on their respective businesses as now conducted.
(c)Except for matters that have been fully resolved, the Company and its Subsidiaries have not received any written notice from any Governmental Body regarding any actual or alleged violation in any material respect of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws.
(d)Neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance at, on, under or from any Leased Real Property in quantities or concentrations that require material investigation or remediation by the Company or its Subsidiaries. To the Company’s knowledge, no third party has disposed of or released any Hazardous Substances at, on, under, from or to any Leased Real Property.
(e)The Company has delivered or otherwise made available for inspection to Buyer copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any unresolved environmental claims or liabilities; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.
4.16    Affiliated Transactions. Schedule 4.16(a) lists all contracts or transactions (each such contract or transaction, a “Seller Affiliate Transaction”) to or by which any of the Company, any of its Subsidiaries or the businesses of the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), or any officer or director of Seller or Audax Fund III, or to the Company’s knowledge, any equity holder or employee of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, other than employment or equity agreements entered into in the ordinary course in accordance with past practice, are parties or are otherwise bound or affected. Schedule 4.16(b) lists all contracts and transactions (each such contract or transaction, a “Company Affiliate Transaction” and together with the Seller Affiliate Transactions, the “Affiliate Transactions”) to or by which any of the Company, any of its Subsidiaries or the businesses of the Company or any of its Subsidiaries, on the one hand, and, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries, or any officer, director of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any family member of any such officer, director or employee), on the other hand, other than employment or equity agreements entered into in the ordinary course in accordance with past practice, are parties or are otherwise bound or affected. Except as set forth on Schedule 4.16(c), (1) neither Seller, nor any officer or director of Seller or Audax Fund III, or to the Company’s knowledge, any equity holder or employee of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) provides or causes to be provided (or has provided at any time since April 4, 2012) any assets, services or facilities to the Company or any of its Subsidiaries or otherwise owns (or has owned at any time since April 4, 2012) any of the assets or properties used or held for use in the businesses of the Company or any of its Subsidiaries and (2) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to Seller or any such officer, director, manager (or any equivalents) or Affiliate of Seller (other than the Company or any of its Subsidiaries) or, to the Knowledge of the Company, any equity holder. Except as set forth on Schedule 4.16(d), following the termination of the Affiliate Transactions contemplated by Section 6.06, at the Closing there will be no liabilities between the Company or any of its Subsidiaries, on the one hand, and Seller, or any officer or director of Seller or Audax III, or to the Company’s knowledge, any equity holder or employee of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other. Schedule 4.16(e) lists all contracts, transactions or understandings to or by which any of the Company, any of its Subsidiaries or the businesses of the Company or any of its Subsidiaries, on the one hand, and a seller (or any officer, director, or, to the Knowledge of the Company, any employee or family member of seller or a family member of any such officer, director or employee) of a business acquired by the Company or any of its Subsidiaries, on the other hand, are parties or are otherwise bound or affected.
4.17    Employment and Labor Matters. Except as set forth on Schedule 4.17, (a) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material labor dispute, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years, and (b) to the Company’s knowledge, (i) there are no material disputes pending or threatened between the Company or any of its Subsidiaries and any of their employees and (ii) there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company or any of its Subsidiaries, and there are no current union representation questions involving employees of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in material compliance with all applicable laws pertaining to the employment of their employees, including all such laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.
4.18    Brokerage. Except as set forth on Schedule 4.18, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, the Company or any Subsidiary of the Company.

4.19    Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet or arising after the date of the Latest Balance Sheet have arisen from bona fide transactions involving the sale of goods or the rendering of services in the ordinary course of business in accordance with past practice.
4.20    Inventories. All inventories of the Company and its Subsidiaries are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 4.20, all such inventory is owned by the Company or its Subsidiaries free and clear of all Liens.
4.21    Books and Records. The stock record books and other similar records of the Company and each of its Subsidiaries, all of which have been made available to Buyer, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of the Company and each of its Subsidiaries contains materially accurate records of all meetings held, and corporate action taken, by the stockholders and the boards of directors (or similar governing bodies), and all committees thereof, of the Company and each of its Subsidiaries.
4.22    OFAC. Neither the Company, its Subsidiaries nor any of their respective Affiliates nor, to the Company’s knowledge, any director or officer of such Person, is (a) the target of any executive order, law, regulation or sanction promulgated or administered by the U.S. Department of the Treasury Office of Foreign Asset Control or the U.S. Department of State (collectively, “U.S. Sanctions Law”) or any law, regulation or export control administered by the U.S. Department of Commerce (collectively, “U.S. Export Control Law”) or (b) owned or controlled by any Person that is the target of any U.S. Sanctions Law or U.S. Export Control Law. To the Company’s knowledge, neither the Company nor any of its Subsidiaries, (i) sold, shipped or transshipped any goods to or through Iran, Cuba, Sudan, Syria, Libya or to any Person that is or was the target of any U.S. Sanctions Law or U.S. Export Control Law, or (ii) provided any goods to a third party that were subsequently sold, shipped or transshipped to or through, or incorporated into another product that was sold, shipped or transshipped to or through, Iran, Cuba, Sudan, Syria, Libya or to any Person that is or was the target of any U.S. Sanctions Law or U.S. Export Control Law.
4.23    Customers and Suppliers. Schedule 4.23 lists, as of the date of this Agreement, the ten (10) largest customers (in terms of amounts invoiced to such customers) of the Company and its Subsidiaries, collectively, for the twelve month period ended June 30, 2014 (“Major Customers”). Except as set forth on Schedule 4.23, no Major Customer has given Seller, the Company or any Subsidiary of the Company any written notice terminating, or any written notice specifying an intention to terminate, the business relationship between such customer and the Company or any of its Subsidiaries, as the case may be, or materially decreasing, or any written notice specifying the intention to materially decrease, its rate of purchasing materials, products or services from the Company or its Subsidiaries. The products sold or delivered (including the features and functionality offered thereby) or services rendered by the Company or its Subsidiaries comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services and any warranty reserves in Net Working Capital. Schedule 4.23 lists, as of the date of this Agreement, the ten (10) largest suppliers (in terms of amounts invoiced to the Company and its Subsidiaries) of the Company and its Subsidiaries, collectively, for the twelve month period ended June 30, 2014 (“Major Suppliers”). No Major Supplier has given Seller, the Company or any Subsidiary of the Company any written notice terminating, or any written notice specifying an intention to terminate, the business relationship between such supplier and the Company or its Subsidiaries, as the case may be.
4.24    Bank Accounts. Schedule 4.24 contains a complete and correct list of the details and locations of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of all persons authorized to draw on or that have access to such accounts and/or safe deposit boxes.
4.25    Indebtedness. As of the date hereof, Schedule 4.25 contains a complete and correct list of all Indebtedness of the Company and its Subsidiaries.
4.26    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE COMPANY NOR SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and the Company as follows:
5.01    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party and perform its obligations hereunder and thereunder.
5.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which Buyer is a party. Assuming that this Agreement and such Ancillary Agreements are valid and binding obligations of the counter-parties hereto or thereto, such agreements constitute valid and binding obligations of the Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.03    No Breach. Buyer is not subject to or obligated, to the extent applicable, under its governing documents, any applicable law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement.
5.04    Consents, etc. Except for the applicable requirements of the HSR Act or Other Antitrust Regulations, Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than such consents, approvals or authorizations (a) required under the HSR Act or Other Antitrust Regulations or (b) the failure of which to obtain would not materially affect Buyer’s ability to perform under this Agreement or to consummate the transactions contemplated hereby.
5.05    Litigation. There are no material claims, actions, proceedings or investigations pending or, to Buyer’s Knowledge, threatened against Buyer or any of its properties, rights or assets or any of its current or former directors, officers or employees (in their capacities as such or relating to their employment services or relationship with the Buyer), at law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s ability to perform under this Agreement or to consummate the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Body that would adversely affect Buyer’s ability to perform under this Agreement or to consummate the transactions contemplated hereby.
5.06    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
5.07    Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.

Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.
5.08    Financing. Buyer has, on the date hereof, and will have on the Closing Date, the financial capability and all sufficient cash on hand or other immediately available funds necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the transactions contemplated by this Agreement.
5.09    Solvency. Upon consummation of the transactions contemplated hereby, Buyer, the Company and its Subsidiaries will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
5.10    Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries.
ARTICLE VI
COVENANTS OF SELLER AND THE COMPANY
6.01    Conduct of the Business.
(a)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company will, and will cause its Subsidiaries to, (i) conduct their respective businesses only in the ordinary course of business in accordance with past practice and (ii) use commercially reasonable efforts to (A) maintain and preserve intact their respective present lines of business and goodwill associated therewith, (B) maintain their respective rights and franchises and preserve satisfactory relationships with Governmental Bodies and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with them (to the extent beneficial), (C) keep available the services of their present officers, employees and consultants and (D) comply in all material respects with all applicable laws and the requirements of all Material Contracts; provided, that the foregoing notwithstanding, the Company and its Subsidiaries may use all available cash to pay any Seller Transaction Expenses or Indebtedness prior to the Closing, for distributions or dividends or for any other lawful purpose.
(b)From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet, would be required to be disclosed on Schedule 4.06 pursuant to Section 4.06.
6.02    Access to Books and Records. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will provide Buyer and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries as Buyer reasonably requests with due regard to minimizing disruption of the conduct of the Company and its Subsidiaries’ businesses, in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.02, the Company and its Subsidiaries may withhold any document (or portions thereof) or information (i) for which disclosure is prohibited by the terms of an agreement with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by the Company’s counsel, would conflict with applicable laws. Buyer will treat all information obtained from or on behalf of the Company and its Subsidiaries or otherwise as confidential and proprietary under the Confidentiality Agreement (as defined herein).
6.03    Regulatory Filings. The Company will make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein that are required as a condition to consummate the transactions contemplated hereby and, in each case, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable laws or regulations. The Company and its Subsidiaries will coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with the foregoing.
6.04    Conditions. The Company will use commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).
6.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01, neither Seller nor the Company will take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into an agreement with, any Person (other than Buyer and its authorized representatives (“Buyer’s Representatives”)) concerning any purchase of the Shares, any merger, sale of substantially all of the assets of the Company and its Subsidiaries, or similar transactions involving the Company and its Subsidiaries (other than assets sold in the ordinary course of business).
6.06    Affiliate Transactions. Immediately prior to the Closing, except (i) for the Ancillary Agreements, (ii) as otherwise expressly set forth in this Agreement, (iii) as set forth on Schedule 6.06 or (iv) as otherwise agreed by the parties after the date hereof, Seller will terminate (and if applicable, caused its Affiliates to terminate), at no cost and without liability to the Company or any of its Subsidiaries, all Affiliate Transactions.
6.07    Contact with Customers, Suppliers and Other Business Relations. Promptly after the date of this Agreement, the Company and Buyer will confer and reasonably cooperate to form a joint strategy in order for Buyer and Buyer’s Representatives to contact and communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby; provided that no contact will be made by Buyer without prior consent of the Company (which shall not be unreasonably withheld).
ARTICLE VII
COVENANTS OF BUYER
7.01    Access to Books and Records. From and after the Closing, Buyer will cause the Company and its Subsidiaries to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or any other reasonable business purpose, subject to the last sentence of this Section 7.01. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Buyer will not, and will not permit the Company or its Subsidiaries to destroy, alter or otherwise dispose of any books and records of the Company or its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Notwithstanding anything to the contrary in this Section 7.01, Buyer may withhold (and may cause the Company and its Subsidiaries to withhold) any document (or portions thereof) or information (i) for which disclosure is prohibited by the terms of an agreement with a third party (provided that Buyer shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Buyer’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by Buyer’s counsel, would conflict with applicable laws. Notwithstanding the provisions of this Section 7.01, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 7.01, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 7.01 but rather, absent agreement, must utilize the rules of discovery.
7.02    Director and Officer Liability and Indemnification.
(a)For a period of six (6) years after the Closing, Buyer will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers or directors and/or direct or indirect stockholders (each, an “D&O Indemnified Person”) (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.
(b)Prior to the Closing, the Company will, at the Company’s expense, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, or will cause the Company and its Subsidiaries to not, cancel or change such insurance policies in any respect.
(c)In the event that all or substantially all of the assets of the Company or any of its Subsidiaries are sold, whether in one transaction or a series of transactions, then Buyer, the Company and its Subsidiaries will, in each such case, ensure that the successors and assigns of the Company and its Subsidiaries, as applicable, assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(e) will apply to all of the successors and assigns of the Company and its Subsidiaries.
7.03    Regulatory Filings.
(a)Buyer will, within six (6) business days after the date hereof, make or cause to be made all appropriate filings and submissions under the HSR Act and any Other Antitrust Regulations applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein that are required as a condition to consummate the transactions contemplated hereby and, in each case, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable laws or regulations. Subject to applicable laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Buyer on, all the information that appears in any such filings. In exercising the foregoing right, the Company will act reasonably and as promptly as possible. Buyer will pay all fees associated with all filings and submissions referred to in this Section 7.03(a); provided that 50% of such fees will be treated as Seller Transaction Expenses and provided further, that the Company will reimburse to Buyer 50% of such fees if this Agreement is terminated in accordance with Section 8.01.

(b)Buyer will use its commercially reasonably efforts to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Buyer agrees to use commercially reasonably efforts to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Body or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, including, at the request of the Company, contesting, administratively or in court, any ruling, order, or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement; provided that Buyer shall not be required to consent to any divestiture or other structural relief in order to obtain clearance from any Governmental Body.
(c)Buyer will keep the Company apprised of the status of all filings and submissions referred to in Section 7.03(a) above, including promptly furnishing the Company with copies of notices or other communications received by Buyer in connection therewith. Buyer will not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat.
7.04    Conditions. Buyer will use commercially reasonable efforts to cause the conditions set forth in Section 2.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article II (other than those to be satisfied at the Closing).
7.05    Contact with Customers, Suppliers and Other Business Relations. Promptly after the date of this Agreement, Buyer and the Company will confer and reasonably cooperate to form a joint strategy in order for Buyer and Buyer’s Representatives to contact and communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby; provided that no contact will be made by Buyer without prior consent of the Company (which shall not be unreasonably withheld).
ARTICLE VIII
TERMINATION
8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Buyer and Seller;
(b)by Buyer, if there has been a material violation or breach by the Company or Seller of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant or agreement breach, cured by the Company or Seller by the earlier of (i) the date that is ten (10) days after written notice thereof from Buyer and (ii) the Outside Date;

(c)by Seller, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Company and Seller at the Closing and such violation or breach has not been waived by Seller or, in the case of a covenant or agreement breach, cured by Buyer by the earlier of (i) the date that is ten (10) days after written notice thereof from Seller and (ii) the Outside Date (provided that neither a breach by Buyer of Section 5.08 nor the failure to deliver the full consideration payable pursuant to Article I under this Agreement at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by Seller); or
(d)by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on November 15, 2014 (the “Outside Date”); provided, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
8.02    Effect of Termination.
(a)In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article XI hereof which will survive the termination of this Agreement in accordance with their terms); provided, however, that the Confidentiality Agreement, dated May 12, 2014, between Anixter International Inc. and Tri-Northern Acquisition, Inc. (the “Confidentiality Agreement”) will survive the termination of this Agreement for a period of two (2) years following the date of such termination (and notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional two-year period), and there will be no liability on the part of any of the parties to one another, except for fraud or any knowing or willful breaches of the covenants and agreements contained in this Agreement (including, the failure of a party to consummate the transactions contemplated by this Agreement following the satisfaction of all the conditions to such party’s obligations under Article II other than those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied at the Closing) prior to the time of such termination. A breach by Buyer of Section 5.08 hereof or the failure to deliver the full consideration payable pursuant to Article I under this Agreement at the Closing will be considered a willful breach of this Agreement prior to the termination of this Agreement. Nothing in this Article VIII will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. Any claim which the Company or Seller may have in connection with a termination of this Agreement will be enforceable by either of the Company and Seller for the benefit of all such Persons.
ARTICLE IX
ADDITIONAL COVENANTS AND AGGREMENTS
9.01    Survival. The representations and warranties contained in Article III, Article IV and Article V will survive the Closing and will terminate and be of no further force and effect on the date that is 18 months after the Closing Date, provided, however, that (a) the representations and warranties set forth in Section 4.08 (Tax Matters) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 4.12 (Employee Benefit Plans) and Section 4.15 (Environmental Compliance and Conditions) shall survive until the third anniversary of the Closing Date and (c) the Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations. Except as set forth in the next sentence, the covenants and agreements contained in this Agreement which are to be performed (x) prior to the Closing will terminate on the Closing Date and (y) at or after the Closing Date will survive in accordance with the terms thereof. Buyer’s right to be indemnified for the matters set forth in (i) Section 9.02(a)(iii) shall survive until the third anniversary of the Closing Date and (ii) Section 9.02(a)(iv) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of such applicable survival period.
9.02    Indemnification for the Benefit of the Buyer Indemnitees.
(a)From and after the Closing (but subject to the terms and conditions of this Article IX), Seller will indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, representatives and agents (the “Buyer Indemnitees”) against any and all losses, liabilities, damages or expenses (including costs of investigation and defense and reasonable legal fees and reasonable fees and expenses of experts and other professionals) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by any such Buyer Indemnitee to the extent arising or resulting from or in connection with (i) any inaccuracy or breach of any representation or warranty of Seller or the Company contained in Article III or Article IV of this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier contained therein), (ii) any breach of any post-Closing covenant or agreement of Seller contained in this Agreement, (iii) payments by, or on behalf of the Buyer, of Indebtedness or Seller Transaction Expenses in excess of the amounts used in the calculation of the Final Purchase Price, but only to the extent Buyer shall not have recovered for such payments pursuant to Section 1.02(f), and (iv) Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods (provided, however, (1) that solely in the case of any Taxes payable in connection with Tax Returns filed pursuant to Section 9.10(a)(i), any such Taxes shall be determined after reduction for any Transaction Tax Deductions and (2) Seller shall only be liable under this Section 9.02(a)(iv) to the extent that such Taxes exceed the amount included as a Tax liability in the final calculation of Net Working Capital).
(b)Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss pursuant to this Agreement:
(i)no Buyer Indemnitee will be entitled to any indemnification for a Loss hereunder if, with respect to any individual item of Loss, such item is less than $25,000 (“Minor Claim”);
(ii)no Buyer Indemnitee will be entitled to any indemnification for a Loss under Section 9.02(a)(i) unless the aggregate amount of all Losses (excluding Minor

Claims) which the Buyer Indemnitees would otherwise recover under Section 9.02(a)(i) exceed, on a cumulative basis, an amount equal to $2,100,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, the Deductible will not apply to, and the Buyer Indemnitees shall be entitled to indemnification without regard to the satisfaction of, the Deductible with respect to claims for any breach of the representations and warranties contained in Section 4.08 (Tax Matters) and for any breach of any Fundamental Representation;
(iii)the Buyer Indemnitees will not be entitled to recover under Section 9.02(a)(i) (other than any indemnification obligation from any breach of any Fundamental Representation) or Section 9.02(a)(iv) an amount in excess of $10,500,000 (the “General Cap”) in the aggregate under both Section 9.02(a)(i) and Section 9.02(a)(iv); provided that, in the event that Buyer Indemnitees have recovered an amount equal the General Cap, Buyer Indemnitees will be entitled to recover up to an additional $5,000,000 in the aggregate under (A) Section 9.02(a)(i) resulting from a breach of the representations and warranties contained in Section 4.08 (Taxes) and (B) Section 9.02(a)(iv) in the aggregate under both Section 9.02(a)(i) and Section 9.02(a)(iv);
(iv)the Buyer Indemnitees will not be entitled to recover under Section 9.02 in excess of the amount of the Purchase Price paid to Seller.
(c)Notwithstanding any other provision of this Agreement to the contrary, Seller will have no obligation to indemnify any of the Buyer Indemnitees from and against any Taxes of any Person (i) for any Post-Closing Tax Period as a result of any breach of the representations and warranties set forth in Section 4.08 (other than the representations and warranties set forth in Section 4.08(h)) and Section 4.12, or as a result of any reduction or other diminution in net operating loss carryforwards, net capital loss carryforwards, or Tax credits of the Company and its Subsidiaries attributable to Pre-Closing Tax Periods, (ii) any transaction occurring on the Closing Date but after the Closing outside the ordinary course of business, (iii) attributable to the manner in which Buyer finances the transactions contemplated under this Agreement, or (iv) that arise directly as a result of (A) Buyer's amendment of any Tax Return that relates in whole or in part to any Pre-Closing Tax Period or (B) Buyer making of any Tax election that has retroactive effect to any Pre-Closing Tax Period.
(d)All payments under this Section 9.02 will be treated by the parties as an adjustment to the proceeds received by Seller pursuant to Article I. The parties agree that the Escrow Account will be treated as a contingent installment obligation for United States federal and all applicable United States state and local income Tax purposes, and that Buyer will be obligated to report all income, if any, that is earned on, or derived from, the Escrow Account as income of Buyer in the taxable year or years in which such income is properly includible, and will be obligated to pay any Taxes attributable thereto. Each of the parties will file all Tax Returns in a manner consistent with the foregoing.
(e)Prior to attempting to recover from Seller for any indemnifiable Losses under this Section 9.02 or enforcing the Limited Guaranty thereof, the Buyer Indemnities shall first attempt to recover for any such Losses from the Escrow Funds.

9.03    Indemnification for the Benefit of the Seller Indemnitees.
(a)From and after the Closing (but subject to the provisions of this Article IX), Buyer will indemnify and hold harmless Seller, its members, its and their respective Affiliates, officers, directors, employees, representatives and agents (the “Seller Indemnitees”) against from any Losses suffered or incurred by any such Seller Indemnitee to the extent arising or resulting from or in connection with (i) any inaccuracy in or breach of any representation or warranty of Buyer set forth in Article V of this Agreement (without giving effect to any “materiality” or similar qualifier) and (ii) any breach of any covenant or agreement of Buyer or the Company (with respect to the Company, requiring performance after the Closing) contained in this Agreement. All payments under this Section 9.03 will be treated by the parties as an adjustment to the proceeds received by Seller pursuant to Article I.
(b)Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnitee would otherwise be entitled to recover a Loss pursuant to this Agreement:
(i)no Seller Indemnitee will be entitled to any indemnification for a Loss under Section 9.03(a)(i) unless the aggregate amount of all Losses which the Seller Indemnitees would otherwise recover under Section 9.03(a)(i) exceed, on a cumulative basis, an amount equal to the Deductible, and then only to the extent such Losses exceed the Deductible; provided, however, the Deductible will not apply to, and the Seller Indemnitees shall be entitled to indemnification without regard to the satisfaction of, the Deductible with respect to claims for any breach of any Buyer Fundamental Representation;
(ii)the Seller Indemnitees will not be entitled to recover under Section 9.03(a)(i) (other than any indemnification obligation under Section 9.03(a)(i) resulting from a breach of any Buyer Fundamental Representation) an aggregate amount in excess of the General Cap; and
(iii)the Seller Indemnitees will not be entitled to recover under Section 9.03 in excess of the amount of the Purchase Price paid to Seller.
9.04    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant or agreement will terminate on the applicable survival termination date (as set forth in Section 9.01), unless, with respect to a representation, warranty, covenant or agreement that terminates following the Closing Date, an Indemnified Party has made a proper claim for indemnification pursuant to Section 9.02 or Section 9.03 prior to such termination date, as applicable, including by delivering a written notice (stating in reasonable detail the amount of the Losses (if known and quantifiable) and details of and the method of computation thereof, the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. If an Indemnified Party has made a proper claim for indemnification pursuant to this Article IX prior to such termination date, then such claim will not be extinguished by the passage of the deadlines set forth in Section 9.01.

9.05    Procedures Relating to Indemnification.
(a)In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.
(b)Except with respect to Third-Party Claims by a Taxing Authority in respect of Taxes (which shall be governed by Section 9.10(c)), any Indemnifying Party will be entitled to participate in the defense of a Third-Party Claim at such Indemnifying Party’s expense, and at its option, by notice to the Indemnified Party delivered within fifteen (15) days of the receipt of notice of such Third-Party Claim, will be entitled to assume the defense thereof (at the expense of such Indemnifying Party) by appointing its own counsel (which counsel must be reasonably satisfactory to the Indemnified Party) in connection with such defense, which notice shall state that, assuming the facts then presented to the Indemnifying Party by the Indemnified Party are true, the Indemnifying Party shall indemnify the Indemnified Party for the Losses (subject to all of the limitations set forth in this Article IX) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the extent provided in this Article IX; provided, however, that unless otherwise consented by the Indemnified Party, the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim if such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party; provided, further, that any Indemnifying Party will continue to be entitled to assert any limitation on any Third-Party Claims contained herein; and provided, further, that the Indemnified Party will be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose as counsel of record, if applicable (and the parties shall jointly control the defense), and the fees and expenses of such separate counsel will be borne solely by the Indemnifying Party if (i) there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (ii) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement action or (iv) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third-Party Claim or shall have failed to engaged counsel reasonably satisfactory to the Indemnified Party within fifteen (15) days of the receipt of notice of such Third-Party Claim. If the Indemnifying Party controls the defense of any such Third-Party Claim then the Indemnifying Party will be entitled to settle such Third-Party Claim; provided that the Indemnifying Party will obtain the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Third-Party Claim, pursuant to or as a result of such settlement, (x) injunctive or other equitable relief will be imposed against the Indemnified Party, (y) such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim, without prejudice or (z) such settlement involves a finding or admission or any wrongdoing on the part of the Indemnified Party. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties will reasonably cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation will include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any information provided hereunder. Whether or not Seller will have assumed the defense of a Third-Party Claim hereunder, no Buyer Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim hereunder without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed). Seller will act on behalf of all Indemnifying Parties in the case of all Third-Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 9.02. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any Third-Party Claim.
9.06    Additional Indemnification Provisions. In the event that an Indemnifying Party makes any payment to any Indemnified Party for indemnification for which such Indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Indemnifying Party will be entitled to pursue claims and conduct litigation on behalf of such Indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such Indemnified Party thereunder with respect to such claim and generally to be subrogated to the rights of such Indemnified Party. Except pursuant to a written settlement agreed to by the Indemnifying Party, the Indemnified Party will not waive or release any contractual right to recover from a third party any Loss subject to indemnification hereby without the prior written consent of the Indemnifying Party. The Indemnified Party will, and will cause its Affiliates (including the Company if the Company is an Affiliate) to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto.
9.07    Determination of Loss Amount.
(a)The amount of any Losses subject to indemnification under Section 9.02 and Section 9.03 will be calculated net of (i) any Tax Benefits actually realized by any party seeking indemnification hereunder arising from the deductibility of such Losses in the Tax year in which such Losses are incurred or in the immediately succeeding Tax year and (ii) any amounts recovered (less reasonable attorneys’ fees and other expenses actually incurred by such Indemnified Party in connection with such recovery) by any Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”). For purposes hereof, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual, cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The Indemnified Party will seek full recovery under all Alternative Arrangements covering any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. In the event that a recovery is made under an Alternative Arrangement by any Indemnified Party and/or the Indemnified Party recognizes a Tax Benefit, in each case, with respect to any Loss for which such Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less reasonable attorneys’ fees and other expenses actually incurred by such Indemnified Party in connection with such recovery) will be made promptly to the Indemnifying Party.
(b)In no event will an Indemnified Party be entitled to recover or make a claim for punitive damages, except to the extent awarded against an Indemnified Party in connection with a Third-Party Claim. Attorney, consultant, and other professional fees and disbursements incurred by an Indemnified Party in connection with this Article IX will be reasonable and based only on time actually spent, which will be charged at no more than such professional’s standard hourly rate.
(c)For the avoidance of doubt, no Buyer Indemnitee will be entitled to any duplication of recoveries under this Agreement.
9.08    Exclusive Remedy.
(a)Buyer and Seller acknowledge and agree that, except in the case of fraud, from and after the Closing, Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of Buyer and Seller, respectively, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
(b)The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.02 and Section 9.03) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
9.09    Financing. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its and their respective representatives to, on a timely basis, provide all reasonable cooperation requested by Buyer and/or any lender which has committed to provide Buyer with any portion of Buyer’s financing that is used to consummate the transactions contemplated by this Agreement that is reasonably necessary and customary to assist Buyer in connection with such financing, but excluding the production of new financial statements relating to the Company and its Subsidiaries and causing its certified independent auditors to provide auditors’ reports and customary comfort letters with respect to financial information relating to the Company and its Subsidiaries; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; provided further that the Company and its Subsidiaries will not be required to produce and deliver any financial statements or other financial information not currently in possession of the Company and its Subsidiaries.
9.10    Tax Matters.
(a)Responsibility for Filing Tax Returns.
(i)Buyer will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company and its Subsidiaries that have not been filed as of the Closing Date. Buyer will timely pay, or cause to be timely paid, any amount shown as due on any Tax Return with respect to a Pre-Closing Tax Period and be reimbursed for such payment by Seller, in accordance with Section 9.02(e), to the extent Seller has an obligation to indemnify Buyer for such Taxes under Section 9.02(a). Tax Returns with respect to a Pre-Closing Tax Period shall be prepared in a manner consistent with the past custom and practice of the Company and its Subsidiaries, except as otherwise required by applicable law. At least thirty (30) days prior to the date on which each Tax Return with respect to any Pre-Closing Tax Period is due, Buyer will submit such Tax Return to Seller to provide Seller with an opportunity to review, reasonably comment and consent (such consent not to be unreasonably withheld, conditioned or delayed) on such Tax Return with ten (10) days of Seller’s receipt of such Tax Return. Buyer shall not unreasonably withhold incorporation of Seller’s comments. The Buyer and Seller shall negotiate in good faith with respect to any disputed item in any Tax Return prepared under this Section 9.10(a)(i). If the disputed item is not resolved within five (5) days, then Buyer and Seller shall jointly engage a nationally recognized independent accounting firm reasonably acceptable to Buyer and Seller (the “Accountant”) to resolve the disputed items, within a reasonable time, taking into account the deadline for filing such Tax Return. If any dispute with respect to any such Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Seller deems correct. Upon resolution of all such items, the relevant Tax Return shall be adjusted (or amended, if necessary) to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of the Accountant shall be borne by Buyer and Seller under the same methodology used in Section 1.02.
(ii)For the portion of the Closing Date after the Closing, other than the transactions expressly contemplated hereby, Buyer will cause the Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted. To the extent permitted by applicable law, the Company and its Subsidiaries will elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries.
(iii)With respect to the preparation of Tax Returns pursuant to Section 9.10(a)(i), Buyer and Seller agree that, to the extent permitted under applicable law, all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period and claimed as deductions in the Tax Returns of the Company and its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date.

(b)Tax Contests. The Buyer shall notify the Seller within ten (10) days of receiving written notice of any Tax Contest relating to a Pre-Closing Tax Period. Seller shall have the right to control the handling, disposition, and settlement of any such Tax Contest. If Seller elects to control a Tax Contest, (1) Buyer shall have the right to participate at its own expense in any such Tax Contest, and (2) Seller shall not, without Buyer's consent, which consent shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement with respect to such Tax Contest. Buyer shall control the handling, disposition, and settlement of any Tax Contest the Seller elects not to control, provided that (1) Seller shall have the right to participate at its own expense in any such Tax Contest, and (2) Buyer shall not, without Seller's consent, which consent shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement with respect to such Tax Contest. The Seller shall promptly notify the Buyer if it decides to control the defense or settlement of any Tax Contest that it is entitled to control pursuant to this Agreement.
(c)Books and Records; Cooperation. Without limiting Section 9.11, Buyer will, and will cause its representatives to retain and provide Seller and its representatives with reasonable access to all records or information that may be relevant to its review of any pre-Closing Tax Return or any audit, examination or proceeding by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries that may result in an indemnification obligation pursuant to Section 9.02.
(d)Transfer Taxes. Buyer will pay, and will indemnify and hold Seller harmless against, any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company, its Subsidiaries or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(e)Tax Elections. Buyer will not make any election under Code Section 338 or Section 336 (or any similar provisions under state, local, or foreign law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement.
(f)Amended Tax Returns; Tax Elections.
(i)From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except to the extent consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries will not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file or amend any material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.
(ii)Buyer will not, without Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), cause or permit the Company or any of its Subsidiaries to (i) voluntarily approach any Tax authority with respect to any

Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period or (ii) extend the statute of limitations with respect to any Pre-Closing Tax Period.
(g)Tax Refunds. Except to the extent reflected as an asset in the final calculation of Net Working Capital and except to the extent resulting from a Transaction Tax Deduction, Seller will be entitled to any Tax refunds or credits claimed in lieu of a refund that are received by Buyer, the Company or any of its Subsidiaries, and any amounts credited against Tax to which Buyer, the Company or any of its Subsidiaries becomes entitled in any Post-Closing Tax Period, that relate to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period. Buyer will pay over to Seller any such refund or the amount of any such credit within fifteen (15) business days after actual receipt of such refund or credit against Taxes. For the avoidance of doubt, the Purchase Price include payment for the Transaction Tax Benefit and no other payment shall be due to Seller in connection with any Transaction Tax Deduction.
(h)Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, payroll, sale, or other transfer or assignment of property (real or personal, tangible or intangible) of the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.
(i)Non-Avoidance. Buyer will not take any action with respect to the the Company or its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notices 2001-16 and 2008-111.
9.11    Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
9.12    Additional Restricted Personnel. Between the date of this Agreement and the Closing, the Chief Executive Officer of the Company and Buyer will work together in good faith to (i) determine which key employees of the Company that are direct reports of the Chief Executive Officer, if any, to execute a non-compete agreements and (ii) use commercially reasonable efforts to cause any such key employees to execute such non-compete agreements.

9.13    Limitation on Distributions. Seller will not distribute to any unitholder of Seller such unitholder’s portion of the Purchase Price unless and until such unitholder has duly executed and delivered a counterpart signature to the Limited Guaranty to each of Seller, Buyer and the Company. If a unitholder of Seller has not so executed and delivered such counterpart signature, then Seller will retain the funds that such unitholder executes a Limited Guaranty or Seller no longer has any obligation to retain such funds under this Agreement or no longer has any indemnification obligations hereunder.
9.14    Termination of Employment Arrangements. Seller shall be responsible for any and all costs associated with the termination of the employment arrangements of the individuals listed on Schedule 9.14 and shall indemnify and hold harmless the Buyer Indemnitees for any such costs or any claims made by such employees related to any such termination.
ARTICLE X
DEFINITIONS
10.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:
“Accountant” has the meaning set forth in Section 9.10(a).
“Acquisition Contract” has the meaning set forth in Section 4.09(a)(xiv).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliate Transactions” has the meaning set forth in Section 4.16.
“Agreed Accounting Principles” means the accounting principles and methodologies set forth on Schedule 10.01(a).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Arrangements” has the meaning set forth in Section 9.07(a).
“Ancillary Agreements” means the Escrow and Paying Agent Agreement, the Confidentiality, Non-Compete and Non-Solicit Agreement, the Limited Guaranty and each other agreement, document, instrument or certificate to be executed in connection with the transactions contemplated by this Agreement.
“Arbiter” has the meaning set forth in Section 1.02(d).
“Audax” means Audax Management Company, LLC, a Delaware limited liability company.

“Audax Fund III” means Audax Private Equity Fund III, L.P., a Delaware limited partnership.
“Base Purchase Price” has the meaning set forth in Section 1.02(a)(i).
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Fundamental Representations” means those representations and warranties in Sections 5.01 (Organization and Power), 5.02 (Authorization; Valid and Binding Agreement) and 5.06 (Brokerage).
“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).
“Buyer’s Knowledge” has the meaning set forth in Section 11.03.
“Buyer’s Representatives” has the meaning set forth in Section 6.05.
“Cash” means, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), all cash and cash equivalents of the Company and its Subsidiaries, in each case determined in accordance with the GAAP, and consistent with its presentation on Schedule 1.02(b). For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks, drafts and bank overdraft charges and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or its Subsidiaries.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Closing” has the meaning set forth in Section 1.03.
“Closing Date” has the meaning set forth in Section 1.03.
“Closing Statement” has the meaning set forth in Section 1.02(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(k) Plan” means any Pension Plan that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code.
“Company Affiliate Transaction” has the meaning set forth in Section 4.16.
“Company Permits” has the meaning set forth in Section 4.14(b).
“Company’s knowledge” has the meaning set forth in Section 11.03.
“Confidentiality Agreement” has the meaning set forth in Section 8.02.

“Confidentiality, Non-Compete and Non-Solicit Agreement” has the meaning set forth in Section 2.02(d).
“D&O Indemnified Person” has the meaning set forth in Section 7.02(a).
“Deductible” has the meaning set forth in Section 9.02(b)(i).
“Disclosure Schedules” means the disclosure schedules delivered by the parties on the date hereof.
“Disputed Items” has the meaning set forth in Section 1.02(d).
“Electronic Delivery” has the meaning set forth in Section 11.18.
“Environmental Laws” means all applicable laws and regulations of a Governmental Body concerning pollution or protection of the environment or human health (as it relates to the management or exposure to Hazardous Substances), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“ERISA” has the meaning set forth in Section 4.12(a).
“ERISA Affiliate” has the meaning set forth in Section 4.12(a).
"Escheat Amount" means $2,500,000.
“Escrow Account” means the account established by the Escrow and Paying Agent pursuant to the terms of the Escrow and Paying Agent Agreement.
“Escrow Amount” means $10,500,000.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (disregarding any interest accrued on the Escrow Amount) minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow and Paying Agent Agreement on or prior to such date of determination.
“Escrow and Paying Agent” means JP Morgan Chase, N.A.
“Escrow and Paying Agent Agreement” means the Escrow and Paying Agent Agreement, in the form of Exhibit A attached hereto, to be entered into by Buyer, Seller, and the Escrow and Paying Agent.
“Estimated Purchase Price” has the meaning set forth in Section 1.02(b).
“Final Purchase Price” has the meaning set forth in Section 1.02(e).
“Financial Statements” has the meaning set forth in Section 4.05(a).

“Foreign Benefit Plan” has the meaning set forth in Section 4.12(h).
“Fundamental Representations” means those representations and warranties in Sections 3.01 (Organization and Power), 3.02 (Authorization; Valid and Binding Agreement), 3.04 (Ownership), 4.01 (Organization and Corporate Power), 4.03(a) (Authorization; Valid and Binding Agreement), 4.04 (Capitalization) and 4.18 (Brokerage).
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.
“General Cap” has the meaning set forth in Section 9.02(b)(ii).
“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or that is regulated or restricted under any other Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means all outstanding indebtedness (including related accrued and unpaid interest, fees (including attorneys’ fees), penalties and prepayment premiums or penalties) (i) for borrowed money; (ii) under a credit facility; (iii) evidenced by any note, debenture, bonds, mortgages, indentures or other debt security; (iv) under capital leases, determined in accordance with GAAP; (v) for deferred purchase price for property and services (excluding accounts payable and other current liabilities incurred in the ordinary course of business); (vi) in respect of letters of credit to the extent drawn (excluding performance guarantees for which no unsatisfied claims are outstanding); and (vii) evidenced by guarantees or indemnities provided for other Persons with respect to any item described in clauses (i) through (vi) above. Notwithstanding the foregoing, Indebtedness of the Company and its Subsidiaries does not include (A) any liability included in the definition of Net Working Capital, (B) Seller Transaction Expenses or (C) any intercompany obligations between or among the Company or any of its Subsidiaries.
“Indemnified Party” has the meaning set forth in Section 9.05(a).
“Indemnifying Party” has the meaning set forth in Section 9.05(a).
“Intellectual Property” has the meaning set forth in Section 4.10.
“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).
“Lease” has the meaning set forth in Section 4.07(b).
“Leased Real Property” has the meaning set forth in Section 4.07(b).

“Liens” means any lien, mortgage, security interest, pledge deposit or other encumbrance.
“Limited Guaranty” has the meaning set forth in Section 2.02(d).
“Loss” or “Losses” has the meaning set forth in Section 9.02(a).
“Major Customers” has the meaning set forth in Section 4.23.
“Major Suppliers” has the meaning set forth in Section 4.23.
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated July 1, 2013, by and between the Company and Audax.
“Material Adverse Effect” means an event, change, occurrence, inaccuracy, circumstance or development that, individually or in the aggregate, (i) has, or would be reasonably expected to have, a material adverse effect on the condition (financial or otherwise), business, operations, properties, assets, liabilities or cash flows of the Company and its Subsidiaries taken as a whole or (ii) materially impedes the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable law, except any adverse effect related to or resulting from (A) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (B) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, or (F) the taking of any action requested by Buyer, or otherwise required by this Agreement or the Ancillary Agreements, or the identity of Buyer or the announcement of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; provided, that in the case of the foregoing clauses (A), (B), (C), (D) and (E) if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industries in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.
“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.09(b).
“Minor Claims” has the meaning set forth in Section 9.02(b)(i).
“Net Working Capital” means (i) all current assets (excluding Cash) of the Company and its Subsidiaries as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), minus (ii) all current liabilities (excluding any items constituting Indebtedness or otherwise included in the Purchase Price) of the Company and its Subsidiaries as of the close of business on the Closing

Date (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), in each case using the same line items set forth on Schedule 1.02(b) and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 1.02(b) and used in calculating the Net Working Capital Target. Further to the preceding sentence, the determination of Estimated Purchase Price and Final Purchase Price will be in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
“Net Working Capital Target” means $87,800,000.
“NWC Threshold” has the meaning set forth in Section 1.02(b).
“Objections Statement” has the meaning set forth in Section 1.02(d).
“Other Antitrust Regulations” means all antitrust or competition laws of any Governmental Body outside of the United States, including Competition Act (Canada).
“Outside Date” has the meaning set forth in Section 8.01(d).
“Pension Plans” has the meaning set forth in Section 4.12(a).
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (ix) licenses of Intellectual Property entered into in the ordinary course of business and (x) Liens that will be terminated at Closing in connection with the consummation of the transactions contemplated by this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.
“Plans” has the meaning set forth in Section 4.12(a).
“Post-Closing Tax Period” means any taxable period or portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for of any Straddle Period.
“Preliminary Closing Statement” has the meaning set forth in Section 1.02(b).
“Purchase Price” has the meaning set forth in Section 1.02(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Affiliate Transaction” has the meaning set forth in Section 4.16.
“Seller Indemnitees” has the meaning set forth in Section 9.03(a).
“Seller Transaction Expenses” means the aggregate unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of Seller or the Company relating to the transactions contemplated hereby including, but not limited to, the unpaid fees and expenses of (i) BlackArch Partners for investment banking services for the Company, (ii) Imperial Capital, LLC for investment banking services for the Company and (iii) Kirkland & Ellis LLP for legal services to the Company.
“Shares” has the meaning set forth in the preamble to this Agreement.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
“Tax” or “Taxes” means all taxes imposed of any nature, including any federal, provincial, state, local, municipal or foreign net or gross income, gross receipts, capital stock, franchise, profits or excess profits, withholding, social security, employment, unemployment, disability, severance, occupation, prohibited transaction, real property, ad valorem/personal property, stamp, excise, customs, occupation, sales, use, transfer, value added, alternative or add-on minimum, goods and services, estimated or other tax assessment, governmental charge, duty, and imposition (in each case, in the nature of a tax), including any interest, penalty or addition thereto.
“Tax Benefit” has the meaning set forth in Section 9.07(a).
“Tax Contest” means any Tax audit, suit, examination, investigation, dispute, contest, litigation, defense or other proceeding with or against any Taxing Authority.
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Third-Party Claim” has the meaning set forth in Section 9.05(a).
“Transfer Taxes” has the meaning set forth in Section 9.10(d).
“Transaction Tax Benefit Amount” shall mean $4,400,000.
“Transaction Tax Deduction” means any item of loss, deduction, or credit resulting from or attributable to fees, costs and expenses of the Company or any of its Subsidiaries permissible under applicable law and related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Closing Statement, including any loss, deduction or credit resulting from any employee bonuses, debt prepayment fees or capitalized debt costs, including any Seller Transaction Expenses or amounts that would be Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing; provided that an election under Revenue Procedure 2011-29, 2011-18 IRB shall be made to treat 70% of any success-based fees that were paid by or on behalf of the Company and its Subsidiaries as an amount that did not facilitate the transactions contemplated under this Agreement and therefore 70% of such costs shall be treated as deductible for purposes of this definition.
“U.S. Export Control Law” has the meaning set forth in Section 4.22.
“U.S. Sanctions Law” has the meaning set forth in Section 4.22.

“Welfare Plans” has the meaning set forth in Section 4.12(a).
10.02    Other Definitional Provisions
(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(c)All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.
(d)Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.
(e)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.
(f)All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(g)Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
(h)The word “threatened” means threatened in writing.
(i)All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

ARTICLE XI
MISCELLANEOUS
11.01    Press Releases and Communications; Use of Company Name.
(a)No press release or public announcement related to this Agreement or the transactions contemplated herein or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required by law (in the reasonable opinion of counsel) or any listing agreement with any national securities exchange, in which case Buyer and Seller will have the right to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication. For the avoidance of doubt, the parties hereto acknowledge and agree that Audax and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements) in connection with Audax’ or its Affiliates’ fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Company have any right to use Audax’ name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Audax.
(b)Effective as of the Closing Date, the Company hereby grants, on behalf of itself and its Subsidiaries, and will cause each of its Subsidiaries to grant, to Audax and its respective Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Company and each of its Subsidiaries on its printed materials and website and in other forms and media for the sole purpose of identifying the prior ownership of, or Audax’ and any of its Affiliates’ current or former interest in, the Company or any of its Subsidiaries.
11.02    Expenses. Except as otherwise expressly provided herein (including Sections 2.03(g) and 7.02(b)), and except for the filing fees and expenses under the HSR Act or Other Antitrust Regulations which shall be split by Seller and Buyer, each party will each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
11.03    Knowledge Defined. As used in this Agreement, (a) the term “the Company’s knowledge” means the actual knowledge of the following executive officers of the Company: Pat Comunale, James Rothstein and Heather Aberle, after inquiry of their immediate direct reports and (b) the term “Buyer’s Knowledge” means the actual knowledge of following executive officers of Buyer: Bob Eck, Ted Dosch, Rod Shoemaker and Bill Galvin.
11.04    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer (and, after the Closing, the Company):

Anixter Inc. c/o Anixter International Inc. 2301 Patriot Boulevard Glenview, Illinois 60026 Telephone: Facsimile: Attn: General Counsel

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 Telephone: (312) 407-0700 Facsimile: (312) 407-0411 Attn: Shilpi Gupta

Notices to Seller:

Tri-NVS Holdings, LLC c/o Audax Management Company, LLC 101 Huntington Avenue Boston, Massachusetts 02199 Telephone: (617) 859-1500 Facsimile: (617) 859-1600 Attn: John J. Mitchell

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Telephone: Facsimile: (312) 862-2200 Attn: Jeffrey Seifman, P.C. Kevin W. Mausert

Notices to Company (prior to the Closing):

Tri-Northern Acquisition Holdings, Inc. 135 Crossways Park Drive, Suite 101 Woodbury, NY 11797 Telephone: Facsimile: (516) 921-2367 Attn: Chief Executive Officer

with a copy to (which will not constitute notice):

Audax Management Company, LLC 101 Huntington Avenue Boston, Massachusetts 02199 Facsimile: (617) 859-1600 Attn: General Counsel

and:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Facsimile: (312) 862-2200 Attn: Jeffrey Seifman, P.C. Kevin W. Mausert
11.05    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may, upon written notice to Seller, assign all or part of its rights and obligations under this Agreement to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement.
11.06    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.
11.07    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to which the applicability of such disclosure is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
11.08    Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and Seller; provided that (a) Section 7.02 will not be amended or waived without the consent of a majority of the D&O Indemnified Persons and (b) Section 11.01 will not be amended or waived without the consent of Audax. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
11.09    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company pursuant to the express terms and provisions of this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
11.10    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
11.11    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any Ancillary Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
11.12    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THE PROVISIONS OF THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY SUCH ACTION FOR THE INTERPRETATION, CONSTRUCTION, VALIDITY OR ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT OR ANY ANCILLARY AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.04.
11.13    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
11.14    No Third Party Beneficiaries. Except for Sections 7.02, 9.02, 9.03 and 11.01, which are intended to benefit, and be enforceable by, the parties specified therein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
11.15    Representation of Seller and its Affiliates. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Kirkland & Ellis LLP may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing date of the Company and/or any of its Subsidiaries. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (i) waive any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer, the Company or any of its Subsidiaries and Seller or any of its Affiliates, Kirkland & Ellis LLP may represent the Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Kirkland & Ellis LLP, and Buyer’s consent with respect to this waiver is fully informed. Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and Seller or Seller’s Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. In addition, if the Closing occurs, all of the client files and records in the possession of Kirkland & Ellis LLP related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Seller and none of the Company or its Subsidiaries will retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company or any of its Subsidiaries may waive such privilege without the prior written consent of Seller.
11.16    No Additional Representations; Disclaimer; Non-Recourse.
(a)Buyer acknowledges that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller and the Company expressly and specifically set forth in Article III and Article IV of this Agreement, respectively, as qualified by the Disclosure Schedules. The representations and warranties of Seller and the Company expressly and specifically set forth in Article III and Article IV of this Agreement, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements of any kind of any of Seller and the Company to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and Seller, including as set forth on Schedule 11.16. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party will have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR SELLER MAKES OR PROVIDES, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY SET FORTH IN ARTICLE III AND ARTICLE IV, RESPECTIVELY, (X) BUYER IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ANY OF ITS SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY

INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.
(b)Other than as provided in the Limited Guaranty, this Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company, Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.
(c)In connection with the investigation by Buyer of the Company and its Subsidiaries, Buyer has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.
11.17    Conflict Between Transaction Documents. Except as otherwise set forth in this Agreement, the parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
11.18    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that each party shall be entitled to specifically enforce the terms and provision of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement, in addition to any other remedy to which such party is entitled at law or in equity, including such party’s right to terminate this Agreement pursuant to Article VIII and to seek money damages. Each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement. Each party hereto waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.
11.19    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
11.20    Buyer Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the electronic data room, (ii) actually delivered or provided to the Buyer or any of Buyer’s Representatives or (iii) made available upon request, including at the Company’s or any of its Subsidiaries’ offices.
* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLER:

TRI-NVS HOLDINGS, LLC

By:	/s/ John J. Mitchell
Name: John J. Mitchell
Title: Vice President and Secretary

COMPANY:

TRI-NORTHERN ACQUISITION HOLDINGS, INC.

By:	/s/ Patsy Comunale
Name: Patsy Comunale
Title: Chief Executive Officer and President

BUYER:

ANIXTER INC.

By:	/s/ Theodore A. Dosch
Name: Theodore A. Dosch
Title: Executive Vice President - Finance
and Chief Financial Officer

Signature page to Stock Purchase Agreement